EXHIBIT A

AGREEMENT TO FILE

JOINT STATEMENT ON SCHEDULE 13D

The undersigned hereby agree to file a joint statement on Schedule 13D on behalf of each of the undersigned pursuant to Rule 13d-1(k) under the Securities Exchange Act of 1934.

Dated: January 27, 2006 Easton Southpaw Incorporated

By: /s/ Dennis J. Stevermer

Dennis J. Stevermer, President

Dated: January 27, 2006 /s/ Dennis J. Stevermer

Dennis J. Stevermer